Exhibit 99.1

COLE NATIONAL GROUP, INC. EXTENDS CONSENT TIME AND ANNOUNCES
TENDER OFFER PRICE FOR 8 7/8% SENIOR SUBORDINATED NOTES AND REDEMPTION
AND CHANGE OF CONTROL OFFER FOR 8 5/8% SENIOR SUBORDINATED NOTES

TWINSBURG, Ohio, October 28, 2004 – Cole National Group, Inc. (“Cole”) announced today that the reference yield for its previously announced tender offer for any and all of its outstanding $150,000,000 aggregate principal amount of 8 7/8% Senior Subordinated Notes due 2012 (the “2012 Notes”) is 2.75%.  Cole also announced that it is adjusting the fixed spread used to calculate the total tender offer consideration from 100 basis points to 75 basis points and extending the Consent Time for the consent solicitation with respect to the 2012 Notes from Friday, October 29, 2004 at 5:00 p.m., New York City time, to Monday, November 1, 2004 at 5:00 p.m., New York City time.

Cole will pay a price on the payment date equivalent to a yield to the earliest redemption date of the Notes equal to the sum of (a) the reference yield and (b) a fixed spread of 0.75% plus accrued interest on the Notes up to, but excluding, the payment date.

Subject to the foregoing announcements, the tender offer and consent solicitation are being made upon the terms and subject to conditions set forth in Cole’s Offer to Purchase and Consent Solicitation Statement dated October 18, 2004.  The total consideration for each $1,000 principal amount of Notes tendered and accepted for payment pursuant to the tender offer will be $1,169.85, plus accrued interest up to, but not including, the payment date.  The total consideration includes a consent payment of $20.00 per $1,000 principal amount of Notes that will be paid only to holders that validly tender (and do not validly withdraw) their Notes before 5:00 p.m., New York City time, on November 1, 2004.  The tender offer is scheduled to expire at 5:00 p.m., New York City time, on November 16, 2004, unless extended.

Goldman, Sachs & Co. and ABN AMRO are acting as the Dealer Managers and MacKenzie Partners, Inc. is acting as Information Agent for the tender offer and consent solicitation.  Requests for documents may be directed to MacKenzie Partners at (800) 322-2885 (US toll free).  Questions regarding the tender offer and consent solicitation may be directed to Goldman, Sachs & Co., Credit Liability Management Group, at (800) 828-3182 (toll-free) or  (212) 357-7867, or ABN AMRO Incorporated at (866) 409-7643 (US toll free) or (212) 409-6255.

Cole also announced today that it is sending notice on October 29, 2004 to holders of its 8 5/8 percent Senior Subordinated Notes due 2007 (the “2007 Notes”) that it is calling all outstanding 2007 Notes for redemption on November 29, 2004.  The 2007 Notes were originally issued by Cole under an indenture dated as of August 22, 1997 (the “2007 Indenture”) in the aggregate principal amount of $125 million.

Upon redemption, Cole will pay holders of the notes an amount in cash equal to 101.4375 percent, plus accrued and unpaid interest, per $1,000 principal amount of notes.

Pursuant to the 2007 Indenture, Cole is also launching a change of control offer to repurchase any and all outstanding 2007 Notes.  The change of control consideration to be paid for the 2007 Notes that are tendered in the change of control offer will be 101% of the aggregate principal amount of such Notes, plus accrued and unpaid interest, if any, from the last interest payment to, but not including, the settlement date.

This announcement is not an offer to purchase or a solicitation of an offer to purchase with respect to any securities. The tender offer and consent solicitation for the 2012 Notes are being made solely by the Offer to Purchase and Consent Solicitation Statement dated October 18, 2004.  The change of control offer for the 2007 Notes will be made solely by a Change Of Control Information Statement dated October 29, 2004.

On October 4, 2004, Luxottica Group S.p.A., through its indirect wholly owned subsidiary, Colorado Acquisition Corp., indirectly acquired all of the outstanding common stock of Cole National Group, Inc. by virtue of the consummation of a merger of Colorado Acquisition Corp. with and into Cole National Corporation, the direct parent of Cole National Group, Inc.

Safe Harbor Statement

Certain statements in this press release may constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Such statements involve risks, uncertainties and other factors that could cause actual results to differ materially from those which are anticipated. Such risks and uncertainties include, but are not limited to, fluctuations in exchange rates, economic and weather factors affecting consumer spending, the ability to successfully introduce and market new products, the ability to effectively integrate recently acquired businesses, the ability to successfully launch initiatives to increase sales and reduce costs, the availability of correction alternatives to prescription eyeglasses, risks that the integration into Luxottica’s operations will not succeed as currently planned, that expected synergies from the acquisition by Luxottica of Cole National will not be realized as planned,  that the combination of Luxottica Group’s managed vision care business with Cole National’s will not be as successful as planned, as well as other political, economic and technological factors and other risks referred to in Luxottica Group’s filings with the U.S. Securities and Exchange Commission. These forward-looking statements are made as of the date hereof, and neither Cole National nor Luxottica, parent of Cole National, assume any obligation to update them.

Contacts

Cole National Corporation

Vito Giannola

Tel.: +1 516-484-3800